Kenneth R. Allen	972.647.6730
Vice President-Finance and	Email: kallen@txi.com
Chief Financial Officer

TXI REPORTS FOURTH QUARTER AND YEAR END RESULTS

Dallas, TX – July 15, 2009 – Texas Industries, Inc. (NYSE-TXI) today reported financial results for the quarter and year ended May 31, 2009.  Net income (loss) for the quarter was ($42.4 million) or ($1.53) per share and included  an after tax charge of $39.0 million or ($1.41) per share from the impairment of goodwill associated with our California cement operations.  Net income for the quarter ended May 31, 2008 was $26.1 million or $.94 per share and included after tax gains of $12.0 million or $.43 per share from gains on sales of property associated with our aggregate operations and emission credits associated with our California cement operations.

Net income (loss) for the year was ($17.6 million) or ($.64) per share and included an after tax charge of $39.0 million or ($1.41) per share from the impairment of goodwill associated with our California cement operations.  Net income for the year ended May 31, 2008 was $87.6 million or $3.14 per share and included after tax gains of $12.0 million or $.43 per share from gains on sales of property associated with our aggregate operations and emission credits associated with our California cement operations.

General Comments

“This year’s loss is solely due to the goodwill impairment charge, but after adjusting for this non-cash event, our results still reflect the difficult economic environment in which we operate,” stated Mel Brekhus, Chief Executive Officer.  “While things are challenging, our people are doing a great job of not accepting the status quo and they are changing the way we operate by quickly adjusting to market conditions.  I am also pleased to have more than 80% of our sales occur in Texas.  I believe the Texas market is one of the strongest and is well positioned to grow once the recovery begins.”

“TXI remains focused on pursuing every opportunity to meet market demand as cost effectively as possible,” added Brekhus.  “Fiscal year 2009 sales are down 18% and yet our cash gross profit margin only declined 2.7%.”

“We successfully implemented an orderly suspension in early May,” Brekhus said about the delay of the Hunter, Texas cement plant expansion announced this past January.   “We will resume the project once market demand improves.  The delay will conserve $40-60 million in cash payments that would have primarily been made during fiscal year 2010 to complete the project on schedule.”

A teleconference will be held today, July 15, 2009 at 1:00 Central Daylight Time to further discuss quarter results.  A real-time webcast of the conference is available by logging on to TXI’s website at www.txi.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations and risks and uncertainties described in the Company’s reports on SEC Forms 10-K, 10-Q and 8-K.

TXI is the largest producer of cement in Texas and a major cement producer in California.  TXI is also a major supplier of construction aggregate, ready-mix concrete and concrete products.

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The following is a summary of operating results for our business segments and certain other operating information related to our principal products.

Cement Operations

	Quarter ended May 31,		Year ended May 31,
In thousands except per unit	2009	2008	2009	2008

Operating Results
Total cement sales	$79,018	$118,773	$364,386	$468,673
Total other sales and delivery fees	5,452	10,395	30,934	36,079
Total segment sales	84,470	129,168	395,320	504,752
Cost of products sold	76,142	103,025	342,824	391,687
Gross profit	8,328	26,143	52,496	113,065
Goodwill impairment	(58,395)	--	(58,395)	--
Selling, general and administrative	(3,690)	(4,082)	(16,520)	(16,224)
Other income	1,606	4,652	9,156	6,910
Operating Profit	$(52,151)	$26,713	$(13,263)	$103,751

Cement
Shipments (tons)	896	1,284	4,035	5,035
Prices ($/ton)	$88.23	$92.46	$90.31	$93.07
Cost of sales ($/ton)	$78.94	$72.23	$78.02	$70.85

Three months ended May 31, 2009

Cement operating loss of $52.2 million for the three-month period ended May 31, 2009 includes a goodwill impairment charge of $58.4 million associated with our California cement operation.  Cement operating profit for the period, excluding the impairment charge, decreased $20.5 million from the prior fiscal year.

Total segment sales for the three-month period ended May 31, 2009 decreased $44.7 million from the prior year period as total cement sales were down $39.8 million.  Our Texas market area accounted for approximately 70% of total cement sales in the current period compared to 68% of total cement sales in the prior year period.  In our Texas market area, cement shipments decreased 32% from the prior year period and average prices increased slightly.  In our California market area, cement shipments decreased 26% from the prior year period and average prices decreased 15%.

Cost of products sold for the three-month period ended May 31, 2009 decreased $26.9 million from the prior year period. The effects of lower shipments and lower variable costs including labor, energy, supply and maintenance costs were offset in part by higher fixed costs, primarily $2 million of depreciation at our Oro Grande, California cement plant.  Cement unit costs increased 9% from the prior year period primarily due to lower production levels.

Goodwill resulting from the acquisition of Riverside Cement Company and identified with our California cement operations had a carrying value of $58.4 million at February 28, 2009.  Based on an impairment test performed as of May 31, 2009, there was no implied fair value of the reporting unit goodwill, and therefore, an impairment charge of $58.4 million was recognized.

Selling, general and administrative expense for the three-month period ended May 31, 2009 decreased $0.4 million from the prior year period primarily due to lower incentive compensation expense and insurance expense offset in part by higher legal and other professional expenses.

Other income for the three-month period ended May 31, 2009 decreased $3.0 million from the prior year period.  The prior period included a $3.9 million gain from the sale of emission credits.

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Fiscal Year 2009 Compared to Fiscal Year 2008

Cement operating loss of $13.3 million for fiscal year 2009 includes a goodwill impairment charge of $58.4 million associated with our California cement operation. Cement operating profit for fiscal year 2009, excluding the impairment charge, decreased $58.6 million from the prior fiscal year.

Total segment sales for fiscal year 2009 were $395.3 million compared to $504.8 for the prior fiscal year. Cement sales decreased $104.3 million as construction activity declined in both our Texas and California market areas.  Our Texas market area accounted for approximately 70% of cement sales in the current fiscal year compared to 67% of cement sales in the prior fiscal year.  Cement shipments in both our market areas decreased 20% from the prior fiscal year.  Average prices increased 2% in our Texas market area and decreased 14% in our California market area.

Cost of products sold for fiscal year 2009 decreased $48.9 million from the prior fiscal year.  The effects of lower shipments and lower variable costs including labor, energy, supply and maintenance costs were offset in part by higher  fixed costs, primarily $12 million of depreciation at our Oro Grande, California cement plant.  Cement unit costs increased 10% primarily as a result of lower production levels.

Goodwill resulting from the acquisition of Riverside Cement Company and identified with our California cement operations had a carrying value of $58.4 million at May 31, 2008.  Based on an impairment test performed as of May 31, 2009, there was no implied fair value of the reporting unit goodwill, and therefore, an impairment charge of $58.4 million was recognized.

Selling, general and administrative expense for fiscal year 2009 increased $0.3 million from the prior fiscal year.  The increase was primarily the result of $2.5 million higher legal and other professional expenses offset in part by $1.7 million lower incentive compensation expense and $0.5 million lower insurance expense.

Other income for fiscal year 2009 increased $2.2 million from the prior fiscal year.  Other income in fiscal year 2009 includes $2.8 million in lease bonus payments received upon the execution of oil and gas lease agreements on property associated with our north Texas cement operations.  In addition, other income includes gains of $1.7 million in fiscal year 2009 and $3.9 million in fiscal year 2008 from sales of emissions credits associated with our California cement operations.

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Aggregate Operations

	Quarter ended May 31,		Year ended May 31,
In thousands except per unit	2009	2008	2009	2008

Operating Results
Total stone, sand and gravel sales	$27,962	$41,755	$131,197	$162,582
Total other sales and delivery fees	24,456	33,644	106,294	122,748
Total segment sales	52,418	75,399	237,491	285,330
Cost of products sold	43,541	59,230	197,583	231,503
Gross profit	8,877	16,169	39,908	53,827
Selling, general and administrative	(2,925)	(3,583)	(12,633)	(15,178)
Other income	618	16,255	6,954	16,974
Operating Profit	$6,570	$28,841	$34,229	$55,623

Stone, sand and gravel
Shipments (tons)	3,397	5,427	16,470	21,851
Prices ($/ton)	$8.23	$7.69	$7.97	$7.44
Cost of sales ($/ton)	$7.14	$6.42	$6.68	$6.13

Three months ended May 31, 2009

Aggregate operating profit for the three-month period ended May 31, 2009 was $6.6 million, a decrease of $22.3 million from the prior year period.

Total segment sales for the three-month period ended May 31, 2009 decreased $23.0 million from the prior year period as total stone, sand and gravel sales were down $13.8 million.  Total stone, sand and gravel shipments decreased 37% from the prior year period and average prices increased 7%.

Cost of products sold for the three-month period ended May 31, 2009 decreased $15.7 million from the prior year period as labor hours were reduced in response to lower shipments and supplies and maintenance costs declined.  Stone, sand and gravel unit costs increased 11% and shipments declined 37% from the prior year period.

Selling, general and administrative expense for the three-month period ended May 31, 2009 decreased $.7 million from the prior year period primarily due to lower incentive compensation expense.

Other income for the three-month period ended May 31, 2009 decreased $15.6 million from the prior year period.  Other income in the prior period included gains of $15.2 million from sales of property associated with our aggregate operations in north Texas and south Louisiana.

Fiscal Year 2009 Compared to Fiscal Year 2008

Aggregate operating profit for fiscal year 2009 was $34.2 million, a decrease of $21.4 million from the prior fiscal year.  Improvements in average prices for our stone, sand and gravel were offset by lower shipments and other income.

Total segment sales for fiscal year 2009 were $237.5 million compared to $285.3 million for the prior fiscal year.  Stone, sand and gravel sales decreased $31.4 million on 7% higher average prices and 25% lower shipments.

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Cost of products sold for fiscal year 2009 decreased $33.9 million from the prior fiscal year as labor hours were reduced in response to lower shipments and supplies and maintenance costs declined.  Stone, sand and gravel unit costs increased 9% primarily as a result of higher material costs and lower production levels.

Selling, general and administrative expense for fiscal year 2009 decreased $2.5 million from the prior fiscal year.  The decrease was primarily the result of $1.9 million lower incentive compensation expense.

Other income for fiscal year 2009 decreased $10.0 million.  Other income includes gains of $5.0 million in fiscal year 2009 and $15.2 million in fiscal year 2008 from sales of property associated with our aggregate operations in north Texas and south Louisiana.

Consumer Products Operations

	Quarter ended May 31,		Year ended May 31,
In thousands except per unit	2009	2008	2009	2008

Operating Results
Total ready-mix concrete sales	$50,899	$76,730	$247,931	$310,652
Total other sales and delivery fees	16,054	17,886	61,490	58,581
Total segment sales	66,953	94,616	309,421	369,233
Cost of products sold	60,014	87,684	288,756	341,604
Gross profit	6,939	6,932	20,665	27,629
Selling, general and administrative	(2,943)	(5,723)	(13,116)	(19,314)
Other income	98	2,171	1,314	3,268
Operating Profit (Loss)	$4,094	$3,380	$8,863	$11,583

Ready-mix concrete
Shipments (cubic yards)	572	939	2,902	3,844
Prices ($/cubic yard)	$89.00	$81.84	$85.46	$80.83
Cost of sales ($/cubic yard)	$82.13	$77.77	$81.41	$76.36

Three months ended May 31, 2009

Consumer products operating profit for the three-month period ended May 31, 2009 was $4.1 million, an increase of $.7 million from the prior year period.  Improvements in ready-mix concrete average prices were offset by the effect of lower shipments.

Total segment sales for the three-month period ended May 31, 2009 decreased $27.7 million as total ready-mix concrete sales were down $25.8 million.  Total ready-mix concrete shipments decreased 39% from the prior year period and average prices increased 9%.

Cost of products sold for the three-month period ended May 31, 2009 decreased $27.7 million from the prior year period as labor hours were reduced in response to lower shipments and supplies, maintenance and diesel costs declined.  Overall ready-mix concrete unit costs increased 6% primarily as a result of higher distribution and transportation costs due to lower shipments.

Selling, general and administrative expense for the three-month period ended May 31, 2009 decreased $2.8 million from the prior year period primarily due to lower insurance and incentive compensation expense.

Other income for the three-month period ended May 31, 2009 decreased $2.1 million from the prior year period.

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Fiscal Year 2009 Compared to Fiscal Year 2008

Consumer products operating profit for fiscal year 2009 was $8.9 million, a decrease of $2.7 million from the prior fiscal year.  Improvements in ready-mix concrete average prices were offset by lower volumes and higher raw material costs.

Total segment sales for fiscal year 2009 were $309.4 million compared to $369.2 million for the prior fiscal year.  Ready-mix concrete sales decreased $62.7 million on 6% higher average prices and 25% lower shipments.

Cost of products sold for fiscal year 2009 decreased $52.8 million from the prior fiscal year as labor hours were reduced in response to lower shipments and supplies and maintenance costs declined.  Ready-mix concrete unit costs increased 7% primarily as a result of higher raw material costs, as well as higher distribution and transportation costs due to lower shipments.  Our raw material costs increased approximately 4% from the prior fiscal year.

Selling, general and administrative expense for fiscal year 2009 decreased $6.2 million from the prior fiscal year.  The decrease was primarily the result of $4.8 million lower incentive compensation expense and $1.6 million lower insurance expense.

Other income for fiscal year 2009 decreased $2.0 million from the prior fiscal year.  Other income in fiscal year 2008 included a gain of $1.4 million from the sale of our license to produce and sell Sakrete branded products outside of the state of Texas.

Unallocated Overhead and Other Income

	Quarter ended May 31,		Year ended May 31,
In thousands	2009	2008	2009	2008

Other income	$--	$123	$145	$547
Selling, general and administrative	(2,178)	(4,283)	(11,865)	(11,612)
	$(2,178)	$(4,160)	$(11,720)	$(11,065)

Unallocated overhead and other income relate primarily to certain environmental, engineering and other administrative operating activities not attributable to a specific segment.  Unallocated selling, general and administration expense for the three-month and twelve-month periods ended May 31, 2009 decreased $2.1 million and increased $.3 million from the prior year periods, respectively.  The decrease in the three-month period is due to timing differences with respect to recording insurance adjustments for undeveloped claims.

Corporate

	Quarter ended May 31,		Year ended May 31,
In thousands	2009	2008	2009	2008

Other income	$473	$581	$3,622	$3,864
Selling, general and administrative	(11,173)	(14,585)	(17,959)	(33,892)
	$(10,700)	$(14,004)	$(14,337)	$(30,028)

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Three months ended May 31, 2009

Other income for the three-month period ended May 31, 2009 was comparable to the prior year period.

Corporate selling, general and administrative expense for the three-month period ended May 31, 2009 decreased $3.4 million from the prior year period.  The decrease was primarily the result of lower incentive compensation expense.  Stock-based compensation was comparable to the prior year period.  Our incentive plans are based on financial performance.  Our stock-based compensation includes awards expected to be settled in cash, the expense for which is based on the average stock price at the end of each period until the awards are paid.  The impact of changes in our stock price increased stock-based compensation $4.8 million and $5.1 million during three-month periods ended May 31, 2009 and May 31, 2008, respectively.

Fiscal Year 2009 Compared to Fiscal Year 2008

Corporate other income for fiscal year 2009 decreased $0.2 million from the prior fiscal year.  The decrease was primarily the result of $1.1 million lower real estate income offset in part by $1.0 million higher lease bonus payments received upon the execution of oil and gas lease agreements on property we own in north Texas that is not associated with our operations.

Corporate selling, general and administrative expense for fiscal year 2009 decreased $15.9 million from the prior fiscal year.  The decrease was primarily the result of $8.5 million lower incentive compensation expense, $6.7 million lower stock-based compensation and $1.8 million lower retirement expense.  Our incentive plans are based on financial performance.  Our stock-based compensation includes awards expected to be settled in cash the expense for which is based on the average stock price at the end of each period until the awards are paid.  The impact of changes in our stock price during 2009 reduced stock-based compensation $5.8 million from the prior fiscal year. The decrease in retirement expense in 2009 was primarily the result of recognized actuarial losses related to our defined benefit plans recognized in the prior fiscal year.

Interest

Interest expense incurred for the three-month period ended May 31, 2009 was $13.1 million, of which $4.7 million was capitalized in connection with our Hunter, Texas cement plant expansion project and $8.4 million was expensed.  Interest expense incurred for the three-month period ended May 31, 2008 was $8.2 million, of which $5.7 million was capitalized in connection with our Hunter, Texas and Oro Grande, California cement plant expansion projects.

Interest expense incurred for the twelve-month period ended May 31, 2009 was $47.7 million, of which $14.4 million was capitalized in connection with our Hunter, Texas cement plant expansion project and $33.3 million was expensed.  Interest expense incurred for the twelve-month period ended May 31, 2008 was $29.0 million, of which 26.5 million was capitalized in connection with our Hunter, Texas and Oro Grande, California cement plant expansion projects.

Interest expense incurred for the three-month and twelve-month periods ended May 31, 2009 increased $4.9 million and $18.7 million from the prior year periods, respectively.  The increases were due to higher average outstanding debt and borrowings on life insurance contracts.  We have delayed completion of the Hunter, Texas cement plant expansion and do not expect to capitalize any interest in connection with the project during our fiscal year 2010.

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Loss on Debt Retirements

On August 18, 2008, we sold $300 million aggregate principal amount of additional 7.25% senior notes due in 2013 at an offering price of $93.25.  The net proceeds were used to repay our $150 million senior term loan and borrowings outstanding under our senior revolving credit facility in the amount of $29.5 million.  In our first quarter, we recognized a loss on debt retirement of $0.9 million representing a write-off of debt issuance costs associated with the mandatory prepayment of the term loan.

Income Taxes

Our effective tax rate was 42.0% in 2009 compared to 31.2% in 2008.  The rate change is associated with the decline in our pre-tax earnings, including the goodwill impairment charge, which did not proportionately affect our favorable permanent differences.  The primary reason that the tax rate differs from the 35% federal statutory corporate rate is due to percentage depletion that is tax deductible, state income taxes and deductions for income from qualified domestic production activities.

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 CONSOLIDATED BALANCE SHEETS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	May 31,
In thousands	2009	2008

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$19,796	$39,527
Receivables – net	129,432	170,943
Inventories	155,724	144,654
Deferred income taxes and prepaid expenses	22,039	17,943
TOTAL CURRENT ASSETS	326,991	373,067

OTHER ASSETS
Goodwill	1,715	60,110
Real estate and investments	10,001	59,261
Deferred charges and other	14,486	11,332
	26,202	130,703
PROPERTY, PLANT AND EQUIPMENT
Land and land improvements	156,917	139,544
Buildings	58,442	56,976
Machinery and equipment	1,247,931	1,212,522
Construction in progress	328,256	137,083
	1,791,546	1,546,125
Less depreciation and depletion	572,195	518,361
	1,219,351	1,027,764
	$1,572,544	$1,531,534

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$55,749	$111,478
Accrued interest, compensation and other	51,856	66,967
Current portion of long-term debt	243	7,725
TOTAL CURRENT LIABILITIES	107,848	186,170

LONG-TERM DEBT	541,540	401,880

DEFERRED INCOME TAXES AND OTHER CREDITS	120,011	118,117

SHAREHOLDERS’ EQUITY
Common stock, $1 par value	27,718	27,493
Additional paid-in capital	469,908	459,877
Retained earnings	319,199	345,133
Accumulated other comprehensive loss	(13,680)	(7,136)
	803,145	825,367
	$1,572,544	$1,531,534

CONSOLIDATED STATEMENTS OF OPERATIONS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	Quarter ended May 31,		Year ended May 31,
In thousands except per share	2009	2008	2009	2008

NET SALES	$182,352	$266,392	$839,202	$1,028,854

Cost of products sold	158,208	217,148	726,133	834,333
GROSS PROFIT	24,144	49,244	113,069	194,521

Selling, general and administrative	22,909	32,256	72,093	96,220
Goodwill impairment	58,395	--	58,395	--
Interest	8,401	2,505	33,286	2,505
Loss on debt retirements	--	--	907	--
Other income	(2,795)	(23,782)	(21,191)	(31,563)
	86,910	10,979	143,490	67,162
INCOME (LOSS) BEFORE INCOME TAXES	(62,766)	38,265	(30,421)	127,359

Income taxes	(20,412)	12,176	(12,774)	39,728
NET INCOME (LOSS)	$(42,354)	$26,089	$(17,647)	$87,631

Net income (loss) per share
Basic	$(1.53)	$.95	$(.64)	$3.20
Diluted	$(1.53)	$.94	$(.64)	$3.14

Average shares outstanding
Basic	27,704	27,456	27,614	27,383
Diluted	27,704	27,884	27,614	27,860

Cash dividends per share	$.075	$.075	$.30	$.30

CONSOLIDATED STATEMENTS OF CASH FLOWS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	Year Ended May 31,
In thousands	2009	2008	2007

OPERATING ACTIVITIES
Net income (loss)	$(17,647)	$87,631	$104,711
Adjustments to reconcile net income (loss) to cash provided byoperating activities
Depreciation, depletion and amortization	68,192	55,577	46,356
Goodwill impairment	58,395	--	--
Gains on asset disposals	(6,759)	(19,410)	(2,917)
Deferred income taxes (benefit)	(1,938)	20,036	13,622
Stock-based compensation expense (credit)	(4,400)	2,395	13,866
Excess tax benefits from stock-based compensation	(1,596)	(3,299)	(1,694)
Loss on debt retirements	907	--	48
Other – net	5,931	2,475	3,234
Changes in operating assets and liabilities
Receivables – net	55,397	(29,507)	846
Inventories	(11,070)	(9,400)	(25,047)
Prepaid expenses	(1,894)	(2,033)	1,392
Accounts payable and accrued liabilities	(36,232)	(2,910)	31,541
Net cash provided by operating activities	107,286	101,555	185,958

INVESTING ACTIVITIES
Capital expenditures - expansions	(223,445)	(247,552)	(214,878)
Capital expenditures – other	(65,099)	(64,973)	(102,780)
Cash designated for property acquisitions	28,733	(28,733)	--
Proceeds from asset disposals	7,981	34,922	5,552
Investments in life insurance contracts	2,876	99,203	(6,061)
Purchases of short-term investments	--	--	(8,500)
Sales of short-term investments	--	--	59,000
Other – net	(21)	101	(336)
Net cash used by investing activities	(248,975)	(207,032)	(268,003)

FINANCING ACTIVITIES
Long-term borrowings	327,250	366,000	38,000
Debt retirements	(197,772)	(232,366)	(25,527)
Debt issuance costs	(5,470)	(2,160)	--
Stock option exercises	4,641	3,315	6,394
Excess tax benefits from stock-based compensation	1,596	3,299	1,694
Common dividends paid	(8,287)	(8,222)	(7,517)
Net cash provided by financing activities	121,958	129,866	13,044
Increase (decrease) in cash and cash equivalents	(19,731)	24,389	(69,001)

Cash and cash equivalents at beginning of year	39,527	15,138	84,139
Cash and cash equivalents at end of year	$19,796	$39,527	$15,138

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TEXAS INDUSTRIES, INC.
TXI REPORTS FOURTH QUARTER AND YEAR END RESULTS

Reconciliation of Non-GAAP Measure

The reconciliation of cash gross profit margin to gross profit margin is as follows:

	Year Ended May 31, 2009	Year Ended May 31, 2008

Gross Profit	113,069	194,521
Add: Total Depreciation	68,192	55,577
Less: Corporate Depreciation	-1,018	-768

Cash Gross Profit	180,243	249,330
Divide by Net Sales	839,202	1,028,854

Cash Gross Profit Margin	21.5%	24.2%

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